UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________

FORM 8-K
_______________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 23, 2020 (April 17, 2020)

Medley Management Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36638	47-1130638
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

280 Park Avenue, 6th Floor East, New York, NY 10017
(Address of principal executive offices) (Zip Code)

(212) 759-0777
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 17, 2020, Medley Management Inc. (the “Company”) received written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company does not presently satisfy the NYSE’s continued listing standards set forth in (i) Section 802.01B of the NYSE Listed Company Manual (the “Manual”), which prohibits the Company’s average global market capitalization over a consecutive 30 trading-day period from being less than $50,000,000 at the same time its stockholders’ equity is less than $50,000,000; and (ii) Section 802.01C of the Manual, which requires the average closing price of the Company’s common shares to be at least $1.00 per share over a consecutive 30 trading-day period. As noted in the Notice, as of April 16, 2020, the 30 trading-day average closing price of the Company’s common shares was $0.88 per share, the 30 trading-day average global market capitalization was approximately $26.5 million and its last reported stockholders’ equity was approximately ($118.1) million as of December 31, 2019.

The Company has ten business days from receipt of the Notice to send a letter to the NYSE confirming receipt of the Notice and its intent to cure the deficiencies. Upon submission of such a letter, the Company would then submit a business plan within 45 days that demonstrates compliance with the market capitalization and stockholders’ equity listing standard by December 26, 2021. Upon receipt of such plan, the NYSE would have up to 45 days to review and determine whether the Company has made reasonable demonstration of its ability to come into conformity with the relevant standards within the cure period. The NYSE will either accept the plan, at which time the Company would be subject to ongoing quarterly monitoring for compliance with the plan, or the NYSE will not accept the plan and the Company would be subject to suspension and delisting proceedings.

The Company has until December 26, 2020 to regain compliance with the minimum share price criteria by bringing its share price and thirty trading-day average share price above $1.00. The Company can regain compliance at any time during the cure period if the Company’s common shares have a closing price of at least $1.00 per common share on the last trading day of any calendar month during the cure period and an average closing price of at least $1.00 per common share over the thirty-trading day period ending on the last trading day of that month.

Under the NYSE rules, the Company’s common shares will continue to be listed and traded on the NYSE during the cure periods outlined above, subject to the Company’s compliance with other continued listing requirements. The current noncompliance with the NYSE listing standards does not affect the Company’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it trigger any violation of its material debt or other obligations. The Company is considering all available options to regain compliance with the NYSE’s continued listing standards. The Company can provide no assurances that it will be able to satisfy any of the steps outlined above and maintain the listing of its shares on the NYSE.

A copy of the press release announcing the receipt of the Notice is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated April 23, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDLEY MANAGEMENT INC.
By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer
Date: April 23, 2020